Exhibit 99.1

Autobytel Inc. Files Form 10-K Annual Report with the SEC and Reports

2006 Fiscal Year Results

IRVINE, Calif., March 15, 2007 — Autobytel Inc., (Nasdaq: ABTL) a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-K Annual Report for the full year ended December 31, 2006.

“2006 was a year of change, adjustment and re-focusing at Autobytel and, I am pleased to report, that in spite of many challenges, we’ve seen improvements in a number of areas, including a sequential improvement to net loss quarter over quarter, and three straight quarters of growth in our dealer network” said Autobytel President and CEO Jim Riesenbach. “In addition, we have benefited from our focus on reducing operating expenses and improving our infrastructure, as well as from our commitment to protecting our intellectual property.”

Note on Financial Results

Autobytel sold its AIC business during the first quarter of 2007 and, for purposes of financial reporting, this business was treated as a discontinued operation. As a result, in the 10-K filing, AIC revenues and expenses are excluded from our reported operating revenues and expenses, and the net income or loss attributable to AIC is reported as a discontinued operation.

Summary of the Quarter Ended December 31, 2006:

Total revenue for the fourth quarter of 2006 was $26.8 million, a decrease of $2.4 million from fourth quarter 2005 revenue of $29.2 million. For the fourth quarter of 2006, the revenue mix was 57% leads, 23% CRM and 19% advertising.

Revenue from lead fees for the fourth quarter of 2006 was $15.3 million, a decline of $1.2 million, or 7%, from the third quarter of 2006.

Average revenue per purchase request increased to $19.92 for the fourth quarter of 2006 from $18.76 in the third quarter of 2006.

For the fourth quarter of 2006, approximately 626,000 purchase requests were delivered as compared to 712,000 in the third quarter of 2006.

Approximately 437,000 purchase requests were delivered to retail dealers, and approximately 189,000 purchase requests were delivered to enterprise dealers in the fourth quarter of 2006.

Additionally, approximately 179,000 finance leads were delivered in the fourth quarter of 2006. Average revenue per finance lead in the fourth quarter of 2006 was $15.68, compared to $14.63 in the third quarter of 2006.

Advertising revenue for the fourth quarter of 2006 increased sequentially by approximately $800,000, or 19%, to $5.1 million. Fourth quarter of 2006 advertising was flat compared to the fourth quarter of 2005.

CRM revenue for the fourth quarter of 2006 declined sequentially by $0.2 million, or 3%, to $6.2 million. Fourth quarter of 2006 CRM revenue was flat compared to the fourth quarter of 2005.

Cost of revenues for the fourth quarter of 2006 totaled $12.4 million, a decrease of approximately $1.3 million from the third quarter of 2006 cost of revenues of $13.7 million. Cost of revenues as a percentage of total revenue in the fourth quarter of 2006 was 46% as compared to 50% in the third quarter of 2006 and 46% in the fourth quarter of 2005.

Other operating expenses including sales and marketing, product and technology development, general and administrative, and amortization of acquired intangible assets for the fourth quarter of 2006 totaled $22.4 million compared to $22.1 million in the third quarter of 2006, representing an increase of 1%.

Summary of the Full Year Ended December 31, 2006:

Total revenue for the full year 2006 was $111.1 million, of which $67.5 million was related to Lead Fees, $17.5 million was related to Advertising, $25.3 million was related to CRM services, and $0.8 million was related to Other. Total revenue decreased by $11.0 million, or 9%, from 2005 revenue of $122.1 million.

Advertising revenue decreased by $1.7 million, or 9%, to $17.5 million in 2006 compared to $19.2 million in 2005.

Revenue from CRM services increased by $1.2 million, or 5%, to $25.3 million in 2006 compared to $24.1 million in 2005.

Cost of revenues for the full year 2006 totaled $55.3 million, an increase of approximately $3.1 million from 2005 cost of revenues of $52.2 million. Cost of revenues as a percentage of total revenue was 50% in 2006 compared to 43% in 2005.

Other operating expenses including sales and marketing, product and technology development, general and administrative, and amortization of acquired intangible assets for 2006 totaled $89.9 million compared to $79.3 million in 2005, representing an increase of 13%.

The Company delivered approximately 3.0 million purchase requests during the full year 2006. Of these, approximately 1.9 million were delivered to retail dealers and approximately 1.1 million were delivered to enterprise dealers. The total number of purchase requests delivered to retail and enterprise dealers in 2006 declined by 0.5 million compared to the full year 2005. Additionally, the Company delivered 0.8 million Finance Leads in 2006.

As of December 31, 2006, the Company had approximately 2,300 new car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, increasing from approximately 2,290 at December 31, 2005. Used car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, were approximately 1,390, an increase from approximately 1,300 at December 31, 2005. At the close of 2006, we had 9 direct relationships encompassing 19 brands with automotive manufacturers or their automotive buying service affiliates.

As of December 31, 2006, the Company’s finance lead referral network included approximately 380 relationships with retail dealers, finance request intermediaries, and automotive finance companies.

In addition, as of December 31, 2006, there were approximately 2,610 CRM customer relationships using the Web Control lead management product, and approximately 1,030 CRM customer relationships using the Retention Performance Marketing (RPM) customer loyalty and retention marketing program.

Domestic cash, cash equivalents and short-term investments totaled $25.7 million as of December 31, 2006, a reduction of $22.6 million from $48.4 million as of December 31, 2005. Net cash used in operations was $18.8 million in 2006 compared to $6.1 million in 2005.

In 2006, Autobytel entered into a settlement agreement with Dealix Corporation relating to the lawsuit against Dealix for patent infringement. The agreement provides that Dealix will pay the Company a total of $20.0 million in settlement payments over three years. The agreement also provides for a license from the Company to Dealix and The Cobalt Group of patents and patent applications and mutual releases of claims. The first payment of $12.0 million was received by the Company on March 13, 2007. The remainder is expected to be paid in annual installments of approximately $2.7 million through 2010.

In 2006, Autobytel began to explore strategic alternatives for its Retention Performance Marketing® (“RPM®”) business and Automotive Information Center (“AIC”) data business. In February 2007, Autobytel announced the sale of the AIC data business to R. L. Polk & Co. The Company continues to explore strategic alternatives for the RPM business.

In 2006, Michael Schmidt, Autobytel’s Chief Financial Officer, announced plans to transition from his position upon the completion of the Company’s search for a new chief financial officer. In January 2007, we announced that Monty A. Houdeshell joined the Company as Executive Vice President, Finance, and will become Executive Vice President and Chief Financial Officer the day after the filing of the Company’s Annual Report on Form 10-K with the SEC.

Business Outlook

“In 2006 my focus, and the focus of our team, has been to reset the strategy, define the core vision, and put the leadership and operating team in place to get us there. We have made a number of important decisions to further focus the Company on its core strategic direction,” continued Riesenbach. “As I look toward the remainder of 2007, I expect it to be a year of major transformation as we launch MyRide.com, other new products, further automate and improve our infrastructure, and transition our business model to one that is increasingly focused on driving higher margin advertising revenue and organic consumer leads.”

Conference Call

A webcast conference call will be held on March 15, 2007 at 2:00 PM (PDT) to discuss the results for the fiscal year ended December 31, 2006.

The conference call will be webcast live on the Internet and will be archived within two hours of the end of the call for one quarter. The call may be accessed by visiting the investor relations section of the autobytel.com website at www.autobytel.com. Below is a direct link to the registration page.

http://www.irconnect.com/abtl/conf/4q2006.html

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, and Special Finance Leads, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, costs related to acquisitions, failure to retain key employees or attract and integrate new employees, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Autobytel Inc. Contacts:

Jennifer Klein (Investors)

(949) 862-1362

jenniferkl@autobytel.com

Melanie Webber (Media)

(949) 862-3023

melaniew@autobytel.com

AUTOBYTEL INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Domestic cash and cash equivalents	$22,743	$33,353
Restricted international cash and cash equivalents	360	241
Short-term investments	3,000	12,000
Accounts receivable, net of allowance for bad debts and customer credits of $798 and $1,124, respectively	17,250	19,042
Prepaid expenses and other current assets	1,819	2,456
Current assets held for sale	2	—

Total current assets	45,174	67,092
Long-term investments	—	3,000
Property and equipment, net	7,954	4,226
Goodwill	70,697	70,697
Acquired intangible assets, net	674	2,189
Other assets	197	124

Total assets	$124,696	$147,328

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,271	$5,709
Accrued expenses	7,607	7,417
Deferred revenues	2,138	3,874
Current liabilities held for sale	393	—
Other current liabilities	1,090	1,666

Total current liabilities	20,499	18,666
Deferred rent—non-current	195	131
Deferred revenues—non-current	—	21

Total liabilities	20,694	18,818
Minority interest	184	163

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 42,665,840 and 42,133,410 shares issued and outstanding, respectively	43	42
Additional paid-in capital	289,862	282,924
Accumulated deficit	(186,087)	(154,619)

Total stockholders’ equity	103,818	128,347

Total liabilities, minority interest and stockholders’ equity	$124,696	$147,328

AUTOBYTEL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005	2004
Revenues	$26,815	$29,171	$111,090	$122,054	$119,089

Costs and expenses:
Cost of revenues	12,394	13,361	55,265	52,189	50,680
Sales and marketing	6,021	6,019	26,635	26,872	25,434
Product and technology development	5,615	4,594	22,622	20,906	17,608
General and administrative	10,450	6,652	39,223	30,004	18,485
Amortization of acquired intangible assets	345	356	1,405	1,540	1,157

Total costs and expenses	34,825	30,982	145,150	131,511	113,364

Operating (loss) income	(8,010)	(1,811)	(34,060)	(9,457)	5,725

Interest income	395	423	1,795	1,562	946
Foreign currency exchange gain	13	1,548	22	1,569	2
Loss in equity investees	—	—	—	—	(84)
Other expense	—	—	—	—	(9)

(Loss) income from continuing operations before income taxes and minority interest	(7,602)	160	(32,243)	(6,326)	6,580
Provision for income taxes	81	(102)	(34)	(228)	(430)
Minority interest	(21)	(156)	(21)	(249)	(124)

(Loss) income from continuing operations	(7,542)	(98)	(32,298)	(6,803)	6,026
Income (loss) from discontinued operations	284	220	830	545	(189)

Net (loss) income	$(7,258)	$122	$(31,468)	$(6,258)	$5,837

(Loss) income per share from continuing operations:
Basic	$(0.18)	$(0.00)	$(0.76)	$(0.16)	$0.15

Diluted	$(0.18)	$(0.00)	$(0.76)	$(0.16)	$0.14

Net (loss) income per share:
Basic	$(0.17)	$0.00	$(0.74)	$(0.15)	$0.14

Diluted	$(0.17)	$0.00	$(0.74)	$(0.15)	$0.13

Comprehensive (loss) income:
Net (loss) income	$(7,258)	$122	$(31,468)	$(6,258)	$5,837
Foreign currency translation adjustment	—	(165)	—	(566)	479
Reclassification of foreign cumulative translation adjustment for liquidation of Autobytel.Europe recognized in net (loss) income	—	(1,533)	—	(1,533)	—

Comprehensive (loss) income	$(7,258)	$(1,576)	$(31,468)	$(8,357)	$6,316

AUTOBYTEL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net (loss) income	$(31,468)	$(6,258)	$5,837
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Non-cash charges:
Depreciation and amortization	2,171	1,999	2,447
Amortization of acquired intangible assets	1,515	1,998	1,603
Provision for bad debt	391	906	303
Provision for customer credits	1,645	2,816	1,969
Write-off of capitalized internal use software	264	—	—
Loss on disposal of property and equipment	111	103	23
Share-based compensation	5,397	—	—
Loss in equity investees	—	—	84
Minority interest	21	249	124
Foreign currency exchange gain	(22)	(1,533)	—
Changes in assets and liabilities, excluding the effect of acquisitions and consolidation of Autobytel.Europe:
Accounts receivable	(244)	(4,790)	(3,728)
Prepaid expenses and other current assets	635	(92)	(204)
Other assets	(73)	(9)	19
Accounts payable	2,754	(175)	310
Accrued expenses	(4)	(713)	558
Deferred revenues	(1,364)	(142)	(638)
Accrued domestic restructuring	—	(74)	(184)
Accrued international licensee liabilities	—	—	(1,541)
Other current liabilities	(512)	(410)	613

Net cash (used in) provided by operating activities	(18,783)	(6,125)	7,595

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	—	(20,631)
Maturities of short-term investments	14,998	21,600	20,991
Purchases of short-term and long-term investments	(2,998)	(8,100)	(45,500)
Redemption of long-term investments	—	—	12,000
Distribution of foreign investment	—	7,941	—
Change in restricted cash and cash equivalents	(97)	(121)	1,943
Purchases of property and equipment	(5,282)	(2,809)	(2,021)
Net proceeds from sale of property and equipment	15	95	—

Net cash provided by (used in) investing activities	6,636	18,606	(33,218)

Cash flows from financing activities:
Distribution to minority interest shareholder	—	(4,052)	—
Capital lease payments	—	—	(225)
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	1,537	637	4,492

Net cash provided by (used in) financing activities	1,537	(3,415)	4,267

Net (decrease) increase in cash and cash equivalents	(10,610)	9,066	(21,356)
Cash and cash equivalents, beginning of period	33,353	24,287	45,643

Cash and cash equivalents, end of period	$22,743	$33,353	$24,287

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$465	$588	$87

Cash paid during the period for interest	$—	$—	$9